Exhibit 4.5

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also summarizes certain provisions of our memorandum of association, our bye-laws and applicable provisions of Bermuda law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of our memorandum of association, our bye-laws and applicable provisions of Bermuda law. Copies of the our memorandum of association and bye-laws are incorporated by reference as an exhibit to the Annual Report on Form 10-K, of which this Exhibit is a part. We encourage you to read our memorandum of association, our bye-laws and applicable provisions of Bermuda law for additional information.

Share Capital

Our authorized share capital consists of 400,000,000 common shares, par value $0.01 per share and 21,000,000 preference shares, par value $0.01 per share.  As of February 12, 2021, 140,162,994 common shares and 6,899,683 4.875% cumulative convertible perpetual preference shares were issued and outstanding.  All of our issued and outstanding shares are fully paid.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights.  Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares.  Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Our common shares are traded on the New York Stock Exchange under the symbol “BG.”

In the event of our liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval.  Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of us.

Our board of directors designated 6,900,000 preference shares as 4.875% cumulative convertible perpetual preference shares, par value $0.01 per share, 317 of which have subsequently been converted as of February 12, 2021. The terms of our issued and outstanding 4.875% cumulative convertible perpetual preference shares are described in the certificate of designation filed on November 20, 2006 as Exhibit 4.2 to our Current Report on Form 8-K.

If we decide to issue further preference shares, our board of directors will determine the financial and other specific terms of the series under a certificate of designation.  Without limitation, the preference shares may be convertible into, or exchangeable for, common shares or shares of any other class or series of shares, if our board of directors so determines.

Dividends.  Holders of a series of preference shares will be entitled to receive dividends only when, as and if declared by our board of directors from funds available for payment of dividends under Bermuda law.  The rates and dates of payment of dividends, if any, will be set forth in the applicable certificate of designation relating to each series of preference shares.  Dividends will be payable to holders of record of preference shares as they appear in our register of members on the record dates fixed by the board of directors.  Dividends on any series of preference shares may be cumulative or noncumulative.  Under Bermuda law, we may not declare or pay a dividend if there are reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due, or the realizable value of our assets would thereby be less than our liabilities.

Voting Rights; Transfer Restrictions.  The holders of a series of preference shares will have voting rights as set out in the applicable certificate of designation, and any such voting rights will be subject to limitations on voting rights as set out in the applicable certificate of designation.  In addition, any transfer restrictions applicable to a series of preference shares will also be described in the applicable offering document.

Liquidation Preferences.  In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of our preference shares will have the rights as set out in the applicable certificate of designation to receive distributions upon liquidation in the amount specified, plus an amount equal to any accrued and unpaid dividends.  These distributions will be made before any distribution is made on our common shares or on any other securities ranking junior to the preference shares upon liquidation, dissolution or winding-up.

Redemption.  If so specified in the applicable certificate of designation, a series of preference shares may be redeemable at any time, in whole or in part, at our option or the holder’s option and may be mandatorily redeemed.  Any restriction on the repurchase or redemption by us of our preference shares while we are in arrears in the payment of dividends will also be described in the applicable offering document.

Following redemption, dividends, if applicable, will cease to accrue on preference shares redeemed and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Conversion or Exchange Rights.  The certificate of designation relating to any series of preference shares that is convertible, exercisable or exchangeable will state the terms on which shares of that Series are convertible into or exercisable or exchangeable for common shares, another series of our preference shares or any other securities registered pursuant to a registration statement, or for securities of any third party.

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General Provisions Applicable to Our Share Capital

Dividend Rights.  Under Bermuda law, a company’s board of directors may not declare or pay dividends if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than its liabilities.  Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preference dividend right of the holders of any preference shares.  There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares or preference shares.

Variation of Rights.  If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either:  (1) with the consent in writing of the holders of 75% of the issued shares of that class; or (2) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum shall be two or more persons holding or representing by proxy one-third of the issued shares of the class.  Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares.  In addition, the creation or issue of preference shares ranking senior to common shares will not be deemed to vary the rights attached to common shares.

Transfer of Shares.  Our board of directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share that is not fully paid.  Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our board of directors shall reasonably require.  Subject to these restrictions, a holder of common shares or preference shares may transfer the title to all or any of his common shares or his preference shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other form as the board may accept.  The instrument of transfer must be signed by the transferor and transferee, although, in the case of a fully paid share, our board of directors may accept the instrument signed only by the transferor.  The board may also accept mechanically executed transfers.  Share transfers may also be effected through our transfer agent and may be made electronically.

Meetings of Shareholders.  Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year, unless the company in general meeting has elected to dispense with the holding of annual general meetings.  Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings of the company.  Our bye-laws provide that either the chairman or our board of directors may convene an annual general meeting or a special general meeting.  Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting; however, our bye-laws provide that the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.  Under our bye-laws, at least twenty-one days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting.  This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed:  (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting, by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to attend and vote at such meeting.  The quorum required for a general meeting of
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shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of the paid-up share capital carrying the right to vote.

Any shareholder who wishes to propose business that may properly be moved by a shareholder at a general meeting (other than nomination of persons for election as directors) must give notice to us in writing in accordance with our bye-laws.  The notice must be given not later than 120 days before the first anniversary of the date on which our proxy statement was distributed to shareholders in connection with our prior year’s annual general meeting.  If we did not hold an annual general meeting in the prior year or if the date of the annual general meeting has been changed by more than 30 days from the date contemplated in the prior year’s proxy statement, the notice must be given before the later of 150 days prior to the contemplated date of the annual general meeting and the date which is ten days after the date of the first public announcement or other notification of the actual date of the annual general meeting.  In the case of business to be proposed at a special general meeting, such notice must be given before the later of 120 days before the date of the special general meeting and the date which is ten days after the date of the first public announcement or other notification of the date of the special general meeting.  The notice must include the matters set out in our bye-laws.  In addition, shareholders representing at least 5% of our total voting rights or at least 100 shareholders may require us, at their expense, to give notice of a resolution they propose to properly move at our next annual general meeting by complying with the relevant requirements set forth in the Companies Act 1981 of Bermuda (the “Companies Act”).

Access to Books and Records and Dissemination of Information.  Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda.  These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to its memorandum of association.  The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be laid before each annual general meeting.  The register of shareholders of a company is also open to inspection by shareholders and by members of the general public without charge.  The register of shareholders is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than thirty days in a year).  A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda.  A company is required to keep at its registered office a register of directors and officers that is open for inspection by members of the public without charge for not less than two hours in any business day.  Members of the general public also have the right to inspect a list of the directors of a company at the office of the Registrar of Companies in Bermuda.  Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors.  Our bye-laws provide that our board may consist of between seven and 15 directors, the actual number to be determined by the board from time to time.  Our board of directors currently consists of ten directors.  Pursuant to our bye-laws, no more than two of our directors may be employed by us or by any other entity in our group.  There is no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.  However, our Corporate Governance Guidelines provide that no director having attained the age of 72 shall be nominated for re-election or re-appointment to our board.

Only persons who are nominated in accordance with our bye-laws are eligible for election as directors.  Any shareholder who wishes to nominate a person for election as a director must give notice to us in writing in accordance with our bye-laws.  The notice must be given not later than 120 days before the first anniversary of the date on which our proxy statement was distributed to shareholders in
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connection with our prior year’s annual general meeting.  If we did not hold an annual general meeting in the prior year or if the date of the annual general meeting has been changed by more than 30 days from the date contemplated in the prior year’s proxy statement, the notice must be given before the later of 150 days prior to the contemplated date of the annual general meeting and the date which is ten days after the date of the first public announcement or other notification of the actual date of the annual general meeting.  In the case of any notice of a nomination of a person by a shareholder for election as a director at a special general meeting, such notice must be given before the later of 120 days before the date of the special general meeting and the date which is ten days after the date of the first public announcement or other notification of the date of the special general meeting.  The notice must include the information set out in our bye-laws and, in addition, we may require any nominee to furnish such other information as we may reasonably require, to determine the eligibility of such nominee to serve as a director.

A director may be removed for cause by a majority of shareholder votes cast at a meeting at which a quorum is present, provided notice is given to the director of the shareholders’ meeting convened to remove the director.  A director may be removed without cause upon the affirmative vote of at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, provided notice is given to the director of the shareholders’ meeting convened to remove the director.  The notice must contain a statement of the intention to remove the director and, if the removal is for cause, a summary of the facts justifying the removal and must be served on the director not less than fourteen days before the meeting.  The director is entitled to attend the meeting and be heard on the motion for his removal.

Our board of directors can fill any vacancy occurring as a result of the removal, resignation, insolvency, death or incapacity of a director.  Our board of directors also can appoint persons to fill any newly created directorships, provided that such appointment requires the affirmative vote of not less than 66% of the directors then in office.

Proceedings of Board of Directors.  Our bye-laws provide that our business is to be managed and conducted by our board of directors.  There is no requirement in our bye-laws or Bermuda law that directors hold any of our shares.

The remuneration of our directors is determined by our board of directors.  Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested, unless he or she is disqualified from voting by the chairman of the relevant board meeting.  Under Bermuda law, a director (including the spouse or children of the director or any company of which such director, spouse or children own or control more than 20% of the capital or loan debt) cannot borrow from us (except loans made to directors who are bona fide employees or former employees pursuant to an employees’ share scheme), unless shareholders holding 90% of the total voting rights have consented to the loan.

Waiver of Claims by Shareholders; Indemnification of Directors and Officers.  Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.  We have been advised by the SEC that, in the opinion of the SEC, the operation of this provision
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as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.  Our bye-laws also indemnify our directors and officers and any person appointed to a committee by our board of directors in respect of their actions and omissions in relation to any of the affairs of Bunge Limited, except in respect of their fraud or dishonesty.

Merger, Amalgamations and Business Combinations.  The merger or amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the merger or amalgamation agreement to be approved by the company’s board of directors and by its shareholders.  Such shareholder approval, unless the bye-laws otherwise provide, requires 75% of the shareholders voting at such meeting in respect of which the quorum shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company.

Our bye-laws provide that a merger or amalgamation (other than with certain affiliated companies) that has been approved by our board must only be approved by a majority of the votes cast at a general meeting of our shareholders at which the quorum shall be two or more persons representing in person or by proxy more than one-half of the paid-up share capital carrying the right to vote.  Any merger, amalgamation or other business combination (as defined in our bye-laws) not approved by our board must be approved by the holders of not less than 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

Amendment of Memorandum of Association and Bye-Laws.  Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given.  Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of the shareholders.  In the case of the bye-laws relating to number and tenure of directors, approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least 66% of our directors then in office and of at least 66% percent of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, and, in the case of the bye-law relating to the removal of directors, the requisite affirmative votes are a simple majority of the directors then in office and at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, and, in the case of the bye-laws relating to the issuance of shares or other securities or instruments, the requisite affirmative votes are a simple majority of the directors then in office and at least 66% of the votes cast on the resolution.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act.  Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court.  An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose.  No application may be made by shareholders that voted in favor of the amendment.

Appraisal Rights and Shareholder Suits.  Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda
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company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may apply to a Bermuda court within one month of notice of the shareholders meeting to appraise the fair value of those shares.

Class actions and derivative actions are generally not available to shareholders under Bermuda law.  The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s memorandum of association or bye-laws.  Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Capitalization of Profits and Reserves.  Pursuant to our bye-laws, our board of directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum credited to a reserve account or sums otherwise available for dividend or distribution by paying up in full partly paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Registrar or Transfer Agent.  A register of holders of the common shares, the 4.875% cumulative convertible perpetual preference shares, and of any other preference shares we may issue will be maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register is maintained in the United States by Computershare Inc., which does and will serve as branch registrar and transfer agent for the common shares, the 4.875% cumulative convertible perpetual preference shares and any other preference shares we may issue.

Untraced Shareholders.  Our bye-laws provide that our board of directors may forfeit any dividend or other monies payable in respect of any shares which remain unclaimed for twelve years from the date when such monies became due for payment.  In addition, we are entitled to cease sending checks or dividend warrants by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the shareholder’s new address.  This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law.  We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes.  This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares or preference shares.

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The Bermuda Monetary Authority has given its consent for the issue and free transferability of our common shares and preference shares to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange.  Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals.  In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting.  Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.  We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

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